Exhibit (h)(31)


                          NTF PROGRAM SERVICE AGREEMENT

     This Agreement is made as of July 24, 2001 by and between U.S. Clearing, a division of Fleet Securities, Inc., a New York corporation and an indirect subsidiary of Fleet Financial Group, Inc. ("USC") Westcore Trust, (the "Program Fund") on behalf of each of its Portfolios (each, a "Portfolio") on Exhibit C, as amended from time to time, and each investment adviser, administrator, principal underwriter or transfer agent of each Program Fund (each an "Affiliate") executing this Agreement (collectively, "Program Fund Affiliate").

     WHEREAS USC is willing to permit Program Fund to participate in USC's No-Transaction-Fee Program (the "USC NTF"), subject to the terms and conditions set forth herein;

     WHEREAS USC functions as a clearing agent for introducing broker-dealers that may participate in the USC NTF ("Participating Correspondents") and in such capacity performs operational functions, including execution, clearance of trades, custody of funds and securities recordkeeping, shareholder communication, and other services;

     WHEREAS USC is willing to perform certain recordkeeping, shareholder communication, and other services for Program Fund in connection with the USC NTF;

     WHEREAS, Program Fund and the Program Fund Affiliate wish to make shares of each Portfolio available for purchase and redemption through the USC NTF;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree to the following terms and conditions:

1. SERVICES

     USC will open one or more omnibus accounts in connection with the USC NTF (the "Accounts") with Program Fund through which it will provide the services set forth in Exhibit A hereto (the "Operating Procedures") for the benefit of customers of Participating Correspondents (hereinafter referred to as "NTF Customers").

2. COMPENSATION

          a. For the services provided by USC hereunder, Program Fund Affiliate shall pay to USC the fees set forth in Exhibit B hereto ("Calculation and Payment of Fees"). All fees shall be calculated and paid in accordance with Exhibit B. Fees are for shareholder servicing and other administrative services provided by USC and do not constitute payment in any manner for distribution, investment advisory, trustee or custodial services.

          b. In the event the parties agree to material changes to the scope of services provided hereunder, the parties agree to negotiate in good faith as to the appropriate amendment to the calculation and payment of fees set forth on Exhibit B.
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          c. Except to the extent otherwise expressly provided in this
Agreement, no party assumes any responsibility hereunder, or will be liable to any other, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

          d. USC will provide prospectuses to prospective shareholders or their agents upon request, provided that Program Fund or its agent has provided adequate copies thereof to USC. USC shall immediately inform Program Fund or its designee if adequate prospectuses have not been provided.

          e. USC will not make any offer or sale of shares of a Portfolio in any state or jurisdiction at any time after it has been provided with written notice that the Portfolio is not then currently, offering shares in that state or jurisdiction.

3. COMPLIANCE RESPONSIBILITIES

          a. Program Fund is responsible for ensuring compliance with the conditions set forth in paragraphs (i) and (ii) of this Section 3a.

               (i) Program Fund is responsible for (a) the compliance of each prospectus, registration statement, annual or other periodic report, proxy statement and item of advertising or marketing material of or relating to Program Fund with all applicable laws, rules and regulations (except for advertising or marketing materials prepared by USC that are not published or provided to USC by or on behalf of Program Fund or accurately derived from information published or provided by or on behalf of Program Fund, (b) the distribution and tabulation of proxies in accordance with all applicable laws, rules and regulations (except for such proxy related services provided by USC or its mailing agent), (c) the registration or qualification of the shares of each Portfolio under all applicable laws, rules and regulations, and (d) the compliance by Program Fund with all applicable laws, rules and regulations (including the Investment Company Act of 1940, as amended (the "1940 Act"), and the Investment Advisers Act of 1940, as amended), and the rules and regulations of each self-regulatory organization with jurisdiction over Program Fund or any Affiliate, except to the extent that the failure to so comply by Program Fund or any Affiliate is caused by USC" breach of this Agreement.

               (ii) In the event that an Account holds five percent (5%) or more of a Portfolio's outstanding shares, Program Fund or its Affiliates wil be responsible for requesting USC to confirm its status as shareholder of record and to confirm whether any NTF Customer beneficially owns five percent (5%) or more of the Portfolio's outstanding shares through USC. For this purpose, Program Fund or its Affiliates shall indicate in the inquiry the number of shares that equal five percent (5%) of a Portfolio's outstanding shares. USC shall promptly reply to any such inquiries.

          b. USC is responsible for USC's compliance with all applicable laws, rules and regulations governing USC's performance under this Agreement, except to the extent that USC's failure to comply with any law, rule or regulation is caused by Program Fund's or Affiliates' breach of this Agreement.

          c. Except as set forth in this Agreement or as otherwise agreed upon in writing by the parties, any communication, instruction or notice made pursuant to this Agreement shall be made orally, provided that such oral communication is on a recorded telephone line or is promptly confirmed in

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writing by facsimilie transmission. USC is entitled to rely on any communications, instructions or notices which it reasonably believes were provided to it by Program Fund or its Affiliates or their agents authorized to provide such communications, instructions or notices to USC, and on communications, instructions or notices which it reasonably believes were provided to it by Program Fund or its Affiliates or their agents authorized to provide such communications, instructions or notices to USC, and on communications, instructions or notices provided to USC by NTF Customers and Participating Correspondents. Program Fund and its Affiliates are provided to them by USC, or its agents authorized to provide such communications, instructions or notices to Program Fund or its Affiliates.

     4. REPRESENTATIONS AND WARRANTIES

          a. Each of Program Fund and Program Fund Affiliate represents and warrants to USC that it has the requisite authority to enter into this Agreement on its own behalf and on behalf of Program Fund.

          b. Program Fund represents and warrants that its Board of Trustees has authorized this Agreement, including USC's authorization to receive purchase and redemption orders on behalf of each Program Fund for purposes of pricing the shares of each Program Fund under the Investment Company Act of 1940.

          c. Program Fund represents and warrants that its prospectuses will disclose that the Program Fund has authorized one or more brokers to accept purchase and redemption orders on its behalf.

          d. Program Fund Affiliate represents and warrants that the payment to USC of any fees pursuant hereto: (i) has been duly authorized by the Program Fund Affiliate, or any other persons to the extent such authorization is required to properly make such payment; (ii) is properly disclosed in the relevant Program Fund prospectus to the extent such disclosure may be required; and (iii) is in material conformity with all federal, state and industry laws and regulations to which the Program Fund or the Program Fund Affiliate is subject. Program Fund is not obligated to pay any fees under this Agreement.

          e. Program Fund represents and warrants to USC that each Portfolio is in compliance with the conditions and qualifications set forth in the Rules of Conduct of the National Association of Securities Dealers, Inc. ("NASD"), Rule 2830, as amended from time to time ("Rule 2830"), which enable an NASD member to offer or sell shares in the Program Fund. Program Fund represents and warrants that each Portfolio marked with an asterisk on Exhibit C is a "no load" or "no sales charge" Portfolio as defined in Rule 2830. If a Portfolio , for any reason, fails to satisfy the terms and conditions of Rule 2830, Program Fund will immediately notify USC of the Portfolio's disqualification and the reason therefor.

          f. Program Fund represents and warrants to USC that each Portfolio listed on Exhibit C has registered or qualified its shares for sale under applicable federal and state law in every state or territory in the United States (including the District of Columbia and Puerto Rico), except for the Westcore Colorado Tax-Exempt Fund, which is registered in California, Colorado, Florida, Georgia, Idaho, Illinois, Indiana, Kentucky, Louisiana, Minnesota, Nebraska, New Hampshire, New Jersey, Oregon, Pennsylvania, Utah, North Carolina,

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Oklahoma, Virginia, Wyoming, District of Columbia and Guam. Program Fund shall advise USC immediately if any such registration or qualification is terminated.

          g. Program Fund represents and warrants that Program Fund and Program Fund Affiliate will provide to USC such information or documentation necessary for USC to fulfill its obligations hereunder or such other information or documentation that USC may reasonably request from time to time.

          h. Program Fund represents and warrants that any rescission offer that is made to shareholders who own shares directly with Program Fund will also be made to NTF Customers who would be entitled to such rescission offer if they owned shares directly with Program Fund. Program Fund will provide USC with a letter on Program Fund letterhead containing the terms of any such rescission offer, and USC may send this writing, or any derivation thereof, to the affected NTF Customers. To assist Program Fund in effecting any such rescission offer, USC agrees to provide Program Fund with relevant information regarding any affected NTF Customer, including the account number, the number of shares purchased and redeemed, if any, the dates of the purchase(s) and redemption(s), if any, and the dollar amount of such transactions.

          i. USC represents and warrants that USC is a broker-dealer registered with the Securities and Exchange Commission and is a member of the NASD. USC further represents and warrants that USC is duly registered or qualified as a broker-dealer in every state or territory of the United States (including the District of Columbia and Puerto Rico) where such registration or qualification is required to enter into this Agreement and to carry out the services contemplated herein.

          j. USC represents and warrants to Program Fund and Program Fund Affiliate that USC has the requisite authority to enter into this Agreement on behalf of Fleet Securities, Inc. and that this Agreement constitutes the valid and binding obligation of Fleet Securities, Inc.

          k. USC represents and warrants to Program Fund and Program Fund Affiliate that it is in material conformity with all laws and regulations to which it is subject.

     5. USE OF PARTIES' NAMES

          a. Without USC's prior written consent, neither Program Fund nor Program Fund Affiliate will cause or permit the use, description or reference to USC, or the relationship contemplated by this Agreement in any advertisement or promotional materials or activities, provided, however, that once USC has authorized generic reference of the availability of the Portfolios of Program Fund through the USC NTF, said generic reference shall not thereafter be subject to prior written consent.

          b. Program Fund authorizes USC to use the names or other identifying marks of Program Fund in connection with the operation of the USC NTF. Program Fund may withdraw this authorization as to any particular use of any such name or identifying marks at any time (i) upon its reasonable determination that such use would have a material adverse effect on the reputation or marketing efforts of Program Fund, or (ii) if Program Fund ceases to be available through the USC NTF; provided, however, that USC may, in its discretion, continue to use materials prepared or printed prior to the withdrawal of such authorization or in the process of being prepared or printed at the time of such withdrawal.

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     6. PROPRIETARY INFORMATION

     Program Fund and Program Fund Affiliate acknowledge that the identities of NTF Customers, information maintained by USC regarding NTF Customers, and all computer programs and procedures developed by USC or its agents in connection with USC's performance of its duties hereunder constitute the valuable property of USC. Each of Program Fund and Program Fund Affiliate agrees that should it come into possession of any list or compilation of the identities of or other information about NTF Customers, or any other property of USC, that is identified in writing as proprietary information at the time of disclosure pursuant to this Agreement or any other agreement related to services under this Agreement, Program Fund and Program Fund Affiliate shall hold such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property, except (i) with USC's prior written consent, or (ii) as required by law or judicial process. Each of Program Fund and Program Fund Affiliate acknowledges that any breach of the foregoing provisions would result in immediate and irreparable harm to USC for which there would be no adequate remedy at law and agrees that in the event of such a breach USC will be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

     7. INDEMNIFICATION

          a. Each of Program Fund and Program Fund Affiliate, any person directly or indirectly controlling, controlled by, or under common control with, such Program Fund Affiliate, any officer, trustee, partner, corporation, or employee of such Program Fund, shall indemnify and hold harmless USC and each director, officer, employee and agent of USC from and against any and all losses, claims, liabilities and expenses (including reasonable attorney's fees) ("Losses") incurred by any of them arising out of (i) any misstatement of material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any prospectus, registration statement, annual or other periodic report or proxy statement of the Program Fund or in any advertising or promotional material published or provided to USC by or on behalf of Program Fund or Program Fund Affiliate or accurately derived from information published or provided by or on behalf of Program Fund or Program Fund Affiliate (ii) any violation of any law, rule or regulation relating to the registration or qualification of shares of Program Fund, (iii) any breach by it of any representation, warranty or Agreement contained in this Agreement, or (iv) any willful misconduct or gross negligence by it in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses are caused by USC's breach of this Agreement or its willful misconduct or negligence in the performance, or failure to perform, its obligations under this Agreement.

          b. USC will indemnify and hold harmless each of Program Fund, Program Fund Affiliate and each of their trustees, officers, members, employees and agents of Program Fund and Program Fund Affiliate and each, officer, employee, member and agent and each person who is or may be deemed to be controlling, controlled by or under common control with Program Fund Affiliate, from and against any and all Losses resulting from (i) any breach by USC of any representation, warranty or agreement contained in this Agreement or (ii) any willful misconduct or gross negligence by USC in the performance of, or failure

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to perform, its obligations made this Agreement, except to the extent such
Losses are caused by Program Fund's or Program Fund Affiliates breach of this Agreement or their willful misconduct or negligence in the performance, or failure to perform, their obligations under this Agreement

          c. This section 7 shall survive termination of this Agreement.

     8. ASSIGNABILITY

     This Agreement is not assignable by any party without the other parties' prior written consent, and any attempted assignment in contravention hereof shall be null and void; PROVIDED, HOWEVER, that USC may, without the consent of Program Fund or Program Fund Affiliate, assign its rights and obligations under this Agreement to any affiliate of USC.

     9. EXHIBITS; ENTIRE AGREEMENT

     All Exhibits to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement. This Agreement (including the Exhibits hereto) constitutes the entire Agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by USC, Program Fund and Program Fund Affiliate.

     10. AMENDMENT

     This Agreement may be amended only by a writing executed by each party hereto that is to be bound by such amendment, except as provided in this Section
10. Exhibit A may be amended by USC on forty (40) days' written notice to Program Fund or Program Fund Affiliate or such earlier time as shall be agreed to by the parties. Exhibits B and C may be amended from time to time as shall be agreed to by the parties.

     11. GOVERNING LAW

     This Agreement will be governed by and interpreted under the laws of the State of New York, without regard to that state's choice of law provisions.

     12. NOTICES

     All notices or other communication required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand (including by courier), mailed by registered or certified mail, postage prepaid (return receipt requested), or sent by facsimile, as follows (or such other address as shall be furnished in writing by such party), Any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three days after the date so mailed or if by facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient, provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

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USC:
Attn: Stephen Hoffman or General Counsel
U.S. Clearing Corporation
26 Broadway NY, NY 10064
Fax: ___________________


PROGRAM FUND:                         PROGRAM FUND AFFILIATE:
-------------                         -----------------------
Bruce McConnel                        Jeffrey Adams
Drinker Biddle & Reath LLP            Denver Investment Advisor LLC
One Logan Square                      1225 17th Street, 26th Floor
18th & Cherry Streets                 Denver, CO 80202
Philadelphia, PA 19103-6996           Fax: (303) 312-4900 Fax: (215) 988-2757

     13. EFFECTIVENESS AND TERMINATION

          a. Upon USC's acceptance of Exhibit C, as amended from time to time, the effective date of this Agreement as to any Portfolio shall be the later of the date on which this Agreement is made or the date set forth opposite the name of the Portfolio on Exhibit C.

          b. This Agreement may be terminated as to any Portfolio by USC upon thirty (30) days written notice to Program Fund or Program Fund Affiliate. This Agreement may be terminated as to any Portfolio by Program Fund or Program Fund Affiliate upon thirty (30) days' written notice to USC.

          c. Upon the termination date for any Portfolio , USC will no longer make the Portfolio shares available for purchase by NTF Customers through USC NTF. USC reserves the right to transfer the Portfolio shares of NTF Customers out of the Account. If USC continues to hold the Portfolio shares on behalf of NTF Customers in the Account, the parties agree to be obligated under, and act in accordance with, the terms and conditions of this Agreement with respect to such shares.

     14. MISCELLANEOUS

          a. CUSTODY. Program Fund acknowledges that Portfolio shares maintained by the Program Fund hereunder are held in custody for the exclusive benefit of NTF Customers and shall be held free of any right, charge, security interest, lien or claim against USC in favor of Program Fund.

          b. NONEXCLUSIVELY. Program Fund and Program Fund Affiliate acknowledge that USC may perform services similar to those to be provided under this Agreement to other investment companies, investment company sponsors, or service providers to investment companies.

          c. CERTAIN TRANSACTION CHARGES. Program Fund and Program Fund Affiliate acknowledge and agree that USC reserves the right to collect such transaction fees from certain NTF Customers, including "Active Traders," as defined by USC, for certain special trading services and from other NTF Customers upon such other customers' redemption of certain shares of a Portfolio.

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          d. INFORMATION. USC will furnish Program Fund, Program Fund Affiliate or their designees with such information as they may reasonably request in connection with the preparation of reports to Program Fund's Board of Trustees concerning this Agreement, Program Fund's annual audit, and any other reports or filings that may be required by law.

          e. STATEMENTS AND REPRESENTATIONS. USC shall not make any statement or representation concerning Program Fund or any of its Portfolios that is not contained in a registration statement, annual report, proxy statement, or promotional document generated by or on behalf of Program Fund.

          f. MASSACHUSETTS BUSINESS TRUST. The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Amended or Restated Declaration of Trust dated November 19, 1987, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name of behalf or of any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely on the Trust Property belonging to such class for the enforcement of any claims against the Trust.

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     IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the parties hereto.


U.S. Clearing, a division of               WESTCORE TRUST on its own behalf and
Fleet Securities, Inc.                     on behalf of each of its Portfolio

By: /s/ James M. Tierney                   By: /s/ Jack D. Henderson
    ---------------------------                ---------------------------
    James M. Tierney                           Name: Jack D. Henderson
    Vice President                             Title:Vice President
    U.S. Clearing                              Date: 4/12/01
    Date: 7/24/01


JAMES TIERNEY                              DENVER INVESTMENT ADVISORS LLC,
VICE PRESIDENT                             as PROGRAM FUND AFFILIATE
US CLEARING
A DIVISION OF FLEET SECURITIES             By: /s/ Jeffrey D. Adams
                                               ---------------------------
                                               Name:  Jeffrey D. Adams
                                               Title: Vice President
                                               Date:  4/12/01
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                                    EXHIBIT A
                              OPERATING PROCEDURES

     1. THE ACCOUNT

          a. USC will open the Accounts with Program Fund. The Accounts will be set up for the reinvestment of capital gains and dividend distributions. The Accounts shall be registered:

             U.S. Clearing, a division of Fleet Securities, Inc.
             Special Custody Account for the Exclusive Benefit of Customers
             Attention: [NAME]
                        [ADDRESS]

          b. Program Fund shall designate the Accounts with account numbers. Account numbers will be the means of identification when the parties are transacting in the Accounts.

          c. The parties acknowledge that each Account is an omnibus account in USC's name with shares held by any number of beneficial owners. USC represents that the shares in each Account are customer securities and are segregated from USC's own assets.

          d. The Accounts shall be kept open on Program Fund's books regardless of a lack of activity or small position size, except to the extent that USC takes specific action to close an Account, or to the extent Program Fund's prospectuses reserve the right to close accounts that are inactive. In the latter case, Program Fund or Program Fund Affiliate will give prior notice to USC before closing any Account.

          e. USC has the right to open additional Accounts from time to time to accommodate other investment options and features, and to consolidate existing Accounts if and when appropriate to meet the needs of the USC NTF. In the event that it is necessary for USC to open an account with Program Fund for the payment of distributions in cash, the term "Account" shall mean both the account for the reinvestment of capital gains and dividend distributions and the account for the payment of distributions in cash.

          f. USC reserves the right to issue instructions to Program Fund to move shares between the Account and any other account USC may open.

     2. PURCHASE AND REDEMPTION OPTIONS

     USC will accept orders to purchase and redeem Program Fund shares from NTF Customers no later than the time each business day (typically, 4:00 p.m. Eastern
Time) that the Program Fund calculates its NAV per share in accordance with the procedures contained in the Program Fund's prospectus ("Pricing Deadline"). USC will communicate orders to Program Fund prior to a mutually agreed upon time. NTF Customer orders that are accepted by USC each business day prior to the Pricing Deadline will be priced at the Portfolio's NAV as of the Pricing Deadline.

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     3. SETTLEMENT OF TRANSACTIONS

          a. Program Fund represents that each of its Portfolio's listed on Exhibit C is eligible for processing, settlement and communications through the National Securities Clearing Corporation's Fund/SERV, Networking level-3, Commission Settlement Services, ACATS Fund/SERV, and Mutual Fund Profile.

          b. For each day on which any NTF Customer places with a Participating Correspondent a purchase or redemption order for shares of a Portfolio, USC shall aggregate all such purchase orders and/or aggregate redemption orders in each Portfolio and submit for settlement through Fund/SERV an aggregate purchase or aggregate redemption order.

          c. Should Program Fund or Program Fund Affiliate need to extend settlement on a trade, Program Fund or Program Fund Affiliate must contact USC on trade date to discuss the extension. For purposes of determining the length of settlement, Program Fund agrees to treat shareholders that hold Program Fund shares through the Account the same as it treats shareholders that hold Program Fund shares directly with Program Fund.

          d. In the event that Program Fund cannot verify redemption proceeds, Program Fund will settle trades and forward redemption proceeds in accordance with this Agreement based on the information provided by USC. USC will be responsible for the accuracy of all trade information provided by it.

          e. Program Fund represents that it has filed Form N-1817-1 with the Securities and Exchange Commission. Program Fund agrees that it will treat as a "shareholder" each shareholder that holds Program Fund shares through the Account, provided that USC provides to Program Fund or Program Fund Affiliate, upon request, the name or account number, number of Program Fund shares and other relevant information for each such shareholder. Program Fund acknowledges that treatment of USC as the sole shareholder of Program Fund shares held in the Account for purposes of applying the limits in Rule 18f-1 under the 1940 Act would be inconsistent with the intent of Rule 18f-1 of the Program Fund's election on Form N-1817-1 and could unfairly prejudice shareholders that hold Program Fund shares through the Account.

     4. ACCOUNT RECONCILIATION REQUIREMENTS

          a. USC shall verify, on a next day basis, orders placed for the Account with Program Fund. All activity in the Account must be reflected. Therefore, any "as of activity" must be shown with its corresponding "as of" dates.

          b. USC must receive statements on or before the eighth business day of each month, even if there has been no activity in the Account during the period, unless USC can verify transactions by direct or indirect systems access.

          c. The parties agree to notify each other and correct any error in the Account with Program Fund upon discovery. If an error is not corrected by the day following discovery, each party agrees to make best efforts to avoid this from hindering any routine daily operational activity.

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     5. PRICING

     Every business day on which there is a transaction in the Account and for each month end business day, Program Fund will provide to USC prior to 7:00 p.m., Eastern Time, each Portfolio's closing net asset value and public offering price (if applicable) for that day and/or notification of no price for that day. Program Fund shall provide such information on a best efforts basis taking into consideration any extraordinary circumstances arising at the Program Fund (e.g. natural disasters, etc.).

     6. DISTRIBUTIONS

          a. Program Fund shall provide distribution information to USC in a timely manner to enable USC to pay distributions to NTF Customers on or as close to payable dates as practicable. As to each of its Portfolios, Program Fund or Program Fund Affiliate shall provide USC with: (i) the record date, ex-dividend date, and payable date with respect to a Portfolio as soon as practicable after it is announced, but no later than three (3) business days prior to record date,
(ii) the record date share balance in the Account and the distribution rate per share on the first business day after record date, and (iii) the reinvest price per share as soon as it is available. Other distribution information required by USC from time to time for payment of distributions to NTF Customers shall be provided by Program Fund or Program Fund Affiliate on such dates as are agreed upon between USC and Program Fund or Program Fund Affiliate, but no later than payable date.

          b. For purposes of effecting cash distributions for NTF Customers who have elected to receive their capital gains distributions and/or dividends in cash, prior to 9:00 a.m., Eastern Time, on the next business day following receipt of the reinvestment price per share as provided in paragraph 6(a)(iii) above, USC shall notify Program Fund of the aggregate number of Program Fund shares with respect to which the purchase is required to be voided. Program Fund agrees that the purchase of such aggregate number of Program Fund shares may be voided. Program Fund shall credit the Account on the same business day to reflect the proceeds of such voided transaction. USC shall use such voided transaction proceeds to pay the distribution in cash to NTF Customers who have elected to receive such distributions in cash.

          c. For each of its Portfolios that pay daily dividends, Program Fund or Program Fund Affiliate shall provide on a daily basis, the following record date information: daily rate, account share balance, account accrual dividend amount (for that day), account accrual dividend amount (for period to date), and account transfers and period-to-date accrual amounts.

          d. In the event that USC maintains an Account with Program Fund for the payment of distributions in cash, Program Fund shall credit the Account on payable date to reflect any cash distribution to the Account.

          e. Each Portfolio shall accrue dividends, commencing on the settlement date for the purchase of the Portfolio's shares and terminating on the trade date for the redemption of the Portfolio's shares.

          f. For annual tax reporting purposes, Program Fund or Program Fund Affiliate shall inform USC of the portion of each Portfolio's distributions that include any of the following: foreign source income, tax exempt income by state of origin or return of capital.

          g. USC shall prepare and file with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations and (iii) gross proceeds of sales transactions as required.

          h. USC will, upon request, (i) furnish Program Fund with monthly written statements of the number of shares of each of its Portfolios purchased on behalf of NTF Customers resident in one or more states or other jurisdictions indicated by Program Fund or Program Fund Affiliate or (ii) on a daily basis, transmit to an electronic database provider, with whom USC has established effective systems interfaces, information regarding the number of shares of Program Fund sold in each state for retrieval by Program Fund. Program Fund or Program Fund Affiliate shall be responsible for all reasonable fees and other reasonable charges of such database provider in connection with USC's transmission of such information to and Program Fund's retrieval of such information from such database provider.

          i. Upon notice from Program Fund or Program Fund Affiliate, USC shall effect mergers, splits and other reorganization activities of Program Fund for NTF Customers.

     7. PRICE AND DISTRIBUTION RATE ERRORS

          a. In the event adjustments are required to correct any error in the computation of the net asset value or public offering price of a Portfolio's shares or in the distribution rate for a Portfolio's shares, Program Fund or Program Fund Affiliate shall notify USC as soon as possible after discovering the need for such adjustments. Notification can be made orally, but must be confirmed in writing.

          b. USC and Program Fund or Program Fund Affiliate shall agree promptly and in good faith to a resolution of the error. and no adjustment for the error shall be taken in the Account until such Agreement is reached. Following resolution, upon request by USC, Program Fund shall provide USC with written notification of the resolution. The letter shall be written on Program Fund or Program Fund Affiliate letterhead and must state for each day on which and error occurred the incorrect price or rate. the correct price or rate, and the reason for the price or rate change. Program Fund or Program Fund Affiliate agrees that USC may send this writing, or derivation thereof, to NTF Customers whose accounts are affected by the price or rate change.

          c. If an NTF Customer has received cash in excess of what it is entitled, USC will, when requested by Program Fund or Program Fund Affiliate, and to the extent practicable and permitted by law, debit the NTF Customer's account in the amount of such excess, but only to the extent of any cash in the account, and repay it to Program Fund. In no event, however, shall USC be liable to Program Fund or Program Fund Affiliate for any such amounts. Upon the A-4 request by Program Fund or Program Fund Affiliate, USC shall provide Program Fund or Program Fund Affiliate with the name of the NTF Customer and other relevant information concerning the NTF Customer's account to assist Program Fund in the collection from the NTF Customer of any such excess amount not repaid to the Program Fund.

          d. If adjustment is necessary to correct an error which has caused NTF Customers to receive dollars or shares less than that to which they are entitled, Program Fund or Program Fund Affiliate shall, as appropriate and as mutually agreed by the parties pursuant to 7(b) above, make all necessary adjustments to the number of shares owned in the Account and/or distribute to USC any and all amounts of the underpayment. USC will credit the appropriate amount of such shares or payment to each NTF Customer.

          e. For purposes of making adjustments, including the collection of overpayments, Program Fund agrees to treat shareholders that hold Program Fund shares through the Account the same as it treats shareholders that hold Program Fund shares directly with the Program Fund. When making adjustments for an error, a Program Fund shall not net same day transactions in the Account.

     8. RECORD MAINTENANCE

          a. USC shall maintain records for each NTF Customer who holds Portfolio shares through the Account, which records shall include:

               (i) Number of shares;

               (ii) Date, price and amount of purchases and redemptions (including dividend reinvestments) and date and amounts of dividends paid for at least the current year to date;

               (iii) Name and address of the NTF Customer, including zip codes and social security numbers or taxpayer identification numbers;

               (iv) Records of distributions and dividend payments;

               (v) Any transfers of shares; and

               (vi) Overall control records.

          b. USC will be responsible for accurately posting transactions in Portfolio shares to NTF Customer accounts.

     9. TRANSFER OF ACCOUNTS

          a. Program Fund agrees to transfer shares from accounts in the name of an NTF Customer or the name of a broker-dealer for the benefit of an NTF Customer which is maintained directly with Program Fund to the Account. For the purpose of expediting such direct transfers, Program Fund will accept by facsimile transmission a summary sheet of information indicating the NTF Customer's name, account numbers, the Portfolio affected and the number of shares to be re-registered. For record keeping purposes, actual copies of transfer forms will be forwarded to Program Fund or Program Fund Affiliate upon its request for such forms.

          b. USC represents and warrants that for each transfer indicated in the summary sheet of information, it holds each underlying instruction for re-registration signed by the NTF Customer, and that the NTF Customer's signature on such instruction is signature guaranteed by USC pursuant to the New York Stock Exchange's Medallion Signature Program.

          c. USC agrees to indemnify and hold harmless Program Fund and Program Fund Affiliate and each trustee, officer, member, employee and agent of Program Fund or Program Fund Affiliate (each an "Indemnified Person") from and against any and all Losses incurred by any Indemnified Person arising out of the impropriety of any transfer effected by Program Fund or Program Fund Affiliate in reliance on the summary sheet of information, except to the extent such Losses arise out of the failure of any Indemnified Person to comply with the instructions on the summary sheet of information.

          d. Program Fund agrees to process all transfer requests into the appropriate Account. USC as custodian is qualified to accept in the Accounts shares from IRA, Keogh or 401(k) accounts. At no time shall any Program Fund or Program Fund Affiliate establish separate accounts registered to USC for the benefit of individual shareholders. In the event any such account is mistakenly opened, USC reserves the right to instruct such Program Fund or Program Fund Affiliate to move Program Fund shares to the Account.

          e. Program Fund agrees to confirm to USC the completion of each transfer on the day it occurs. The confirming information shall include: (i) the number of shares; (ii) the date ("as of date if unavoidable delay); (iii) the transaction date; (iv) the account number of the transferring account of the NTF Customer; (v) the account number of the Account to which the transfer was made;
(vi) the registration; (vii) accrued dividends; and (viii) the account type (i.e., IRA, Keogh, 401(k), etc.).

          f. Program Fund agrees that transfer processing after record date but prior to payable date will include all accrued dividends. Program Fund is responsible for monitoring all completed full transfers for "trailing" dividends. Should a "trailing" dividend appear in an account, Program Fund shall send such dividend to USC within five (5) business days, along with a specific written notification thereof. Notification shall include details of the dividend and the NTF Customer, including the NTF Customer's social security number or taxpayer identification number, and/or the account number for the Account to which the transfer was made.

          g. If NTF Customers submit share certificates for transfer into their USC accounts, USC will send such certificates, properly endorsed to the applicable Program Fund for transfer into the Account with such Program Fund. Upon USC's request, Program Fund agrees to provide the status of such transfers and book share balances.

     10. SHAREHOLDER COMMUNICATION

          a. Program Fund and Program Fund Affiliate agree to arrange with USC, or a mailing agent designated or approved by USC, the distribution of the materials listed below to all of NTF Customers who hold Program Fund shares, which distribution shall be so arranged by Program Fund and Program Fund Affiliate as to occur immediately upon the effective date of the materials:

               (i) All proxy or information statements prepared for circulation to shareholders of record of a Portfolio;

               (ii) Annual reports;

               (iii) Semi-annual reports;

               (iv) Quarterly reports (if applicable); and

               (v) All updated prospectuses, supplements and amendments thereto.

               Program Fund and Program Fund Affiliate shall be responsible for providing the materials and for USC or the mailing agent's fees in connection with this service as well as for timely distribution. Program Fund and Program Fund Affiliate agree to have USC or the mailing agent consolidate mailings of material to shareholders of more than one Portfolio if the mailing is identical for all Portfolios in the Program Fund family.

          b. In addition to the materials listed above, Program Fund and Program Fund Affiliate agree to provide directly to USC all prospectuses, statements of additional information and supplements and amendments thereto, and annual and other periodic reports for Program Fund in amounts reasonably requested by USC for distribution to NTF Customers. Program Fund and Program Fund Affiliate are obligated to supply these materials to USC in a timely manner so as to allow USC, at their own expense, to send current prospectuses and statements of additional information and periodic reports, immediately upon their effective dates, to NTF Customers and prospective customers requesting them through USC or Participating Correspondents. USC will also send a current Program Fund prospectus with purchase trade confirmations for the initial purchase of Program Fund shares. Program Fund and Program Fund Affiliate agree to notify USC immediately of any change to the foregoing materials.

          c. Program Fund agrees to ensure that the foregoing materials shall be in compliance with all applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as -amended, the 1940 Act, as amended, all applicable rules and regulations under each such statute, and any and all laws, rules and regulations that may be adopted and become applicable in the future.

          d. Program Fund agrees to ensure that Program Fund's prospectuses disclose: (1) that a broker may charge transaction fees on the purchase and/or sale of Program Fund shares; (ii) that the performance of the Program Fund may be compared in publications to the performance of various indices and investments for which reliable performance data is available; (iii) that the performance of the Program Fund may be compared in publications to averages, performance rankings, or other information prepared by recognized mutual Program Fund statistical services; and (iv) that the annual report contains additional performance information and will be made available to investors upon request and without charge.

          e. USC shall mail statements to NTF Customers on a monthly basis (or as to accounts in which there has been no activity in a particular month, no less frequently than quarterly) showing, among other things, the number of shares of each Portfolio owned by such NTF Customer and the net asset value of each such Portfolio as of a recent date.

     11. NEW PROCESSING SYSTEMS

     Program Fund and Program Fund Affiliate agree to cooperate to the extent possible with USC as USC develops and seeks to implement new processing systems for the USC NTF.

                                    EXHIBIT B
                         CALCULATION AND PAYMENT OF FEES

          a. For the services provided by USC hereunder, Program Fund Affiliate shall pay to USC a fee with respect to Program Fund, calculated daily and paid monthly in arrears, equal to:

               (i) with respect to all Portfolios other than index funds held in the Accounts, .25 percent per annum of the daily net asset value of the shares (determined by multiplying the number of such shares times the publicly-reported net asset value of each share); and

               (ii) with respect to index funds .15 percent per annum of the daily net asset value of the shares held in the Accounts.

               The total number of shares of all Portfolios with respect to which a fee will be due to USC hereunder shall be referred to in this Exhibit A as "Participating Assets."

               In all other aspects, the fee due USC shall be calculated and payable in accordance with this Agreement and Exhibit B.

          b. Subsequent to each month-end, USC shall send to Program Fund Affiliate a statement of the market value of shares of the Portfolios for which the fee is calculated for the preceding month, together with a statement of the amount of such fee. In the calculation of such fee, USC records shall govern unless Program Fund Affiliate can demonstrate that either the number of shares or Portfolio price(s) used in such calculation is inaccurate.

          c. Program Fund Affiliate shall pay USC such fee within 30 days after receipt of such statement by Program Fund Affiliate. Such payment shall be by wire transfer or other form acceptable to USC and shall be separate from payments related to redemption proceeds and distributions.

                                    EXHIBIT C


PROGRAM FUNDS                              CUSIP        TICKER    EFFECTIVE DATE
-------------                              -----        ------    --------------

*Westcore Midco Growth Fund                957904717    WTMGX
*Westcore Growth And Income Fund           957904667    WTEIX
*Westcore Small-Cap Growth Fund            957904568    WTSMX
*Westcore Select Fund                      957904576    WTSLX
*Westcore International Frontier Fund      957904550    WTIFX
*Westcore Blue Chip Fund                   957904881    WTMVX
*Westcore Mid-Cap Opportunity Fund         957904584    NA
*Westcore Small-Cap Opportunity Fund       957904618    WTSCX
*Westcore Long-Term Bond Fund              957904709    WTLTX
*Westcore Intermediate-Term Bond Fund      957904675    WTIBX
*Westcore Colorado Tax-Exempt Fund         957904782    WTCOX

----------
* Indicates that Program Fund is a "no load" or "no sales charge" Program Fund as defined in Rule 2830 of the NASD's Rules of Conduct.



U.S. Clearing, a division of              WESTCORE TRUST, on its own behalf and
Fleet Securities, Inc.                    on behalf of each of its portfolio
                                          listed above.

By: /s/ James M. Tierney                  By: /s/ Jack D. Henderson
    -------------------------                 -------------------------
    Vice President                        Name:  Jack D. Henderson
    U.S. Clearing                         Title: Vice President
    Date: 7/24/01                         Date:  4/12/00


JAMES TIERNEY
VICE PRESIDENT
US CLEARING,
A DIVISION OF FLEET SECURITIES

                                          DENVER INVESTMENT ADVISORS LLC, as
                                          PROGRAM FUND AFFILIATE

                                          By: /s/ Jeffrey D. Adams
                                              -------------------------
                                          Name:  Jeffrey D. Adams
                                          Title: Vice President
                                          Date:  4/12/00